EXHIBIT 10.2

(Form of)

OPTION AGREEMENT

This option agreement (the “Option Agreement”) dated as of November 30, 2003 has been entered into by and between

(A)                 , (                ), (the “Option Issuer”); and

(B) Powerwave Technologies, Inc. (the “Option Holder”).

WHEREAS the Option Issuer is the owner of              shares in LGP Allgon Holding AB (556346 – 2620), (the “Company”). These shares, together with any other shares of the Company acquired by the Option Issuer after the date of this Option Agreement until the right to purchase the Shares is exercised by the Option Holder, shall for the purpose of this Option Agreement constitute the “Shares”;

WHEREAS the Option Holder shall publicly announce an offer for all of the shares of the Company on December 1, 2003 (the “Offer”) pursuant to which the Option Holder will offer the shareholders of the Company, inter alia, to exchange each of their Company shares tendered for 1.1 newly issued shares in the Option Holder.

WHEREAS the Option Holder has required that the Option Issuer grants to the Option Holder the right (an option) to purchase, subject to the conditions set out herein, the Shares for consideration in the form of newly issued shares in Option Holder.

WHEREAS, the shares of capital stock of the Option Holder which the Option Issuer shall receive as consideration for the shares to be purchased by the Option Holder under this Option Agreement shall be subject to a lock-up period as set forth in the lock-up agreement (the “Lock-Up Agreement”) between the Option Holder and the Option Issuer dated as of the date hereof.

WHEREAS as a condition to the Option Holder’s willingness to commence the Offer, the Option Holder has required the Option Issuer enter into, and the Option Issuer has agreed to enter into, this Option Agreement and the Lock-Up Agreement.

NOW THEREFORE the Option Issuer and the Option Holder (the “Parties”, each a “Party”) have agreed to enter into this Option Agreement.

1. Option Terms and Conditions

1.1	The Option Issuer hereby grants to the Option Holder the right (an option) to purchase the Shares from the Option Issuer for a consideration which for each Company share corresponds to 1.1 newly issued shares in the Option Holder (the

“Consideration Shares”). If the Option Holder exercises its right to purchase the Shares and during a nine month period from the commencement of payment of consideration under the Offer increases the purchase price or if any additional or other consideration or compensation is paid for any shares issued by the Company other than pursuant to compulsory acquisition proceedings under Swedish law, the Option Holder shall pay to the Option Issuer an additional consideration per Share equal to such increase per Company share.

1.2	The right (an option) conferred upon the Option Holder to purchase the Shares from the Option Issuer set out in section 1.1 above is subject to (i) that the recommendation by the board of directors of the Company that the shareholders of the Company accept the Offer has not been withdrawn or materially adversely modified prior to the public announcement by the Option Holder that the Offer is implemented and (ii) that the Option Holder implements the Offer and that the implementation is carried out by a public announcement no later than June 30, 2004.

1.3	The Option Holder shall be entitled to exercise its right to purchase the Shares from the Option Issuer by written notice to the Option Issuer in the period commencing after the expiration of the initial application period of the Offer and ending before the public announcement is made by the Option Holder that the Offer is implemented, whereupon (i) the Option Issuer shall as soon as possible thereafter deliver the Shares to the Option Holder in accordance with the instructions of the Option Holder, and (ii) the Option Holder shall deliver to the Option Issuer the Consideration Shares in accordance with the instructions of the Option Issuer. The ownership to the Shares shall be transferred from the Option Issuer to the Option Holder upon delivery by the Option Holder to the Option Issuer of the Consideration Shares. An exercise of the right (an option) to purchase the Shares shall cover all and not less than all of the Shares.

1.4	The granting of the right (an option) to purchase the Shares and the other undertakings by the Option Issuer set out in this section 1 shall become effective only if the Option Holder makes and announces the Offer, in the form of the enclosed draft press release (Exhibit 1 hereto), on December 1, 2003 and shall automatically terminate on such date the Option Holder announces that it withdraws from the Offer.

2. Representations and Warranties by the Parties

2.1	The Option Issuer represents and warrants to the Option Holder that as of the date hereof the Option Issuer has valid title to the Shares, and, as of the date of the public announcement by the Option Holder that the Offer is implemented, will have valid title to the Shares. The Option Issuer further represents and warrants to the Option Holder that it has all necessary authority, corporate or otherwise, to enter into this Option Agreement and perform its obligations hereunder.

2.2	The Option Holder represents and warrants to the Option Issuer that it has all necessary authority, corporate or otherwise, to enter into this Option Agreement and perform its obligations hereunder. The Option Holder further represents and warrants that the Option Holder, following the implementation of the Offer and also at the expiration of the calendar year 2004, will be the holder of a total number of Company shares (including the Shares purchased upon exercise of the right (an option) granted in this Option Agreement and any other Company shares purchased at the same time upon exercise of rights (options) granted in other agreements, which in all material respects are identical to this Option Agreement) representing in total more than 50 per cent of the total number of votes in the Company (on a fully diluted basis).

3. Covenants of the Option Issuer

The Option Issuer agrees that, from the date on which this Option Agreement is signed by both Parties until the Option is exercised or has expired, the Option Issuer shall not cause or permit any Transfer (as defined below) of any of the Shares or enter into any agreement, option or arrangement with respect to a Transfer. For purposes of this Option Agreement, the Option Issuer shall be deemed to have effected a “Transfer” of the Shares if the Option Issuer directly or indirectly: (i) sells, pledges, encumbers, grants an option with respect to, transfers or disposes of such Shares or any interest therein; or (ii) enters into an agreement or commitment providing for the sale of, pledge of, encumbrance of, grant of an option with respect to, transfer of or disposition of such Shares or any interest therein.

4. Entire Agreement

This Option Agreement constitutes the entire agreement of the Parties hereto in respect of the subject matter hereof and supersedes all prior and contemporaneous agreements, understandings and representations of the Parties in respect of the subject matter hereof.

5. Notices

Any notices or other communications required or permitted hereunder shall be in writing and will be deemed duly given upon (i) transmitter’s confirmation of a receipt of a facsimile transmission or (ii) confirmed delivery by a standard overnight carrier, addressed at the following addresses (or at such other address as the parties hereto may specify by like notice):

If to Option Holder, to:

Powerwave Technologies, Inc., Att. Bruce Edwards, 1801 E. St. Andrew Place, Santa Ana, CA 92705, USA, Fax No. +1-714466-5801

If to the Shareholder, to:

6. Governing Law

The construction, validity and performance of this Option Agreement shall be governed by and construed in accordance with the laws of Sweden, without giving effect to any choice of law rule that would cause the application of the laws of any other jurisdiction.

7. Arbitration

6.1	Any dispute, controversy or claim arising out of or in connection with this Option Agreement, or the breach, termination or invalidity thereof shall be settled by arbitration in accordance with the Rules of the Arbitration Institute of the Stockholm Chamber of Commerce.

6.2	The arbitral tribunal shall be composed of three arbitrators who shall be appointed by the Stockholm Chamber of Commerce.

6.3	The place of the arbitration shall be Stockholm, Sweden.

6.4	The language to be used in the arbitral proceedings shall be English, unless otherwise agreed.

6.5	The arbitration costs shall, unless otherwise agreed, be borne by the Option Holder irrespective of the outcome, provided that the Option Issuer’s request for arbitration was not manifestly unfounded, in which event the costs incurred shall be borne by the Option Issuer.

This Option Agreement has been drawn up in two (2) originals, of which one original is being retained by the Option Issuer and one original is being retained by the Option Holder.

November 30, 2003

POWERWAVE TECHNOLOGIES, INC.

Name:	Name:
Title:

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